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                                                                      Exhibit 99

                           WENDY'S INTERNATIONAL, INC.
                     ANNOUNCES SUMMARY 4TH QUARTER RESULTS,
                   STRATEGIC INITIATIVES AND SHARE REPURCHASE

DUBLIN, Ohio (February 4, 1998) -- Wendy's International, Inc. (NYSE: WEN) today announced summary results for the fourth quarter of 1997 and several strategic initiatives to continue delivering strong sales increases while improving operating income growth and shareholder value.

The initiatives include a program to accelerate new restaurant development at both Wendy's and Tim Hortons, a reduction in future pretax gains from the sale of company owned stores to franchisees and a plan to enhance operating margins at Wendy's.

The Company also plans to repurchase up to $200 million of outstanding shares over the next 18 to 24 months and to take non-recurring charges of approximately $73 million pretax in the fourth quarter, substantially all of which are non-cash. The charges are expected to have a favorable effect on future cash flows and earnings.

SUMMARY 4TH QUARTER RESULTS
Pro forma net income for the fourth quarter, which ended on December 28, 1997, was a record $45.9 million, or $0.34 per share (diluted), excluding the non-recurring charges, compared to net income of $40.2 million, or $0.30 per share (diluted) a year ago. The Company plans to report full results for the quarter and the year on February 19, 1998.

"Our core North American Wendy's and Tim Hortons businesses continued to post strong sales results in the fourth quarter and we are confident that trend will continue," said Chairman, CEO and President Gordon F. Teter. "Domestic average unit volumes (AUVs) at company operated Wendy's were up more than 3% in the quarter and nearly 6% for the year, which is outstanding considering the difficult comparisons versus a year ago and ongoing discounting in our industry. System average volumes at Wendy's have increased nearly 4% annually since 1990, which exceeds our major quick service restaurant (QSR) competitors, and very little of that has come from pricing increases. In addition, same-store sales at Tim Hortons' stores were up 10% for the quarter and 8% for the year."

STRATEGIC INITIATIVES FOR GROWTH
"The Company intends to continue its long-term strategies of focusing on restaurant operations, aggressive but responsible growth, balanced marketing and creating a performance driven culture," said Teter. "Going forward, we have several new strategic initiatives that are expected to drive sales and operating earnings."
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ACCELERATE STORE GROWTH - The Company plans to accelerate its new unit development growth rate beginning in 1999, increasing new stores by more than 15% from about 575 in 1998 to about 675 total new stores open in 1999. Management has identified several U.S. and Canadian markets for expansion and will allocate personnel and resources to deliver more aggressive but disciplined restaurant unit growth.

REDUCTION OF MARGINAL STORES - The Company plans to close 64 underperforming Wendy's stores in 1998 and write down the value of an additional 18 stores before selling them to franchisees. This is expected to have a positive effect on future operating profits, average unit volume growth and margins for company operated Wendy's. In addition, restaurants sold to franchisees will generate royalty, rental and interest income. About $35 million of the $73 million in charges is for closing stores, the writedown of stores and disposing of surplus property in the U.S., Canada and the United Kingdom.

While management plans aggressive refranchising in 1998, pretax gains from the sale of company operated stores to franchisees should be significantly lower than in previous years. Management expects pretax gains in the range of $10 million to $15 million per year for 1998 and beyond. Pretax gains from the sale of units and the sale of real estate due to the exercise of options were $42 million in 1995, $67 million in 1996 and $81 million in 1997.

MARGIN INITIATIVES - In addition to the positive effect of closing or selling marginal stores, management plans to continue its aggressive focus on reducing costs and enhancing margins to offset the challenges of competitive discounting, food cost pressures and the acceleration of crew wages. Margin initiatives include the salad bar removal program started in 1997 and currently under way; the ongoing emphasis on higher margin products such as Fresh Stuffed Pitas; productivity enhancing programs and selective pricing adjustments tested in 1997 and initiated in the Wendy's system over the past few months.

SHARE REPURCHASE PROGRAM - The Board of Directors approved a program for the Company to repurchase up to $200 million of Wendy's outstanding common shares over the next 18 to 24 months. Thereafter, the Company plans to purchase shares each year in an amount to offset the dilutive effect of employee stock options. "The repurchase program is designed to enhance shareholder value," said Frederick R. Reed, Chief Financial Officer, General Counsel and Secretary. "Because we have been disciplined in managing the business and our balance sheet, we have ample financial capacity for the repurchase program and to accommodate strategic acquisitions and joint venture opportunities in the restaurant industry." The Company had $234 million in cash and short-term investments at year end 1997 and a debt-to-equity ratio of 21%.

NON-RECURRING CHARGES - The Company plans to take non-recurring charges totaling approximately $73 million pretax in the fourth quarter. The charges, substantially all non-cash, are expected to have a favorable effect on future earnings and cash flow.

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The major components of the balance of the charges, after the $35 million for reducing the number of marginal stores, include about $15.7 million for writing down assets related to strategic restaurant-level technology improvements and computer enterprise system upgrades; about $6.0 million related to an accounting change for store pre-opening costs; about $7.1 million for the strategic decision to remove salad bars from most company owned Wendy's and about $5.3 million of additional asset reserves and provisions for contingencies.

MANAGEMENT OUTLOOK
The Company's long-term goal for net income and diluted EPS growth is in the low to mid teens. "Starting from a 1997 base of $0.97 (diluted EPS from restaurant operations excluding gains from selling stores to franchisees), our goal in 1998 is to deliver EPS growth from operations in the 13 percent to 15 percent range," said Reed. "That growth rate excludes gains from the sale of company owned stores to franchisees, which we expect to be $10 million to $15 million pretax per year.

"Over the past two years, Wendy's net income growth has been in the mid teens, including gains from refranchising units," said Reed. "However, EPS growth in 1997 was slightly lower than net income growth due to the dilutive effect of our term convertible securities (TECONS) and employee stock options. Given the effect of the share repurchase program, we expect future net income and EPS to grow at similar rates."

RESTAURANT OPERATIONS EARNINGS MODEL
DILUTED EARNINGS PER SHARE
                                     1996              1997
                                     ----------------------
Pro forma income *                   $1.19            $1.33
Income from franchising gains         0.31             0.36
                                      ----             ----
Income from restaurant operations     0.88             0.97


* Before non-recurring charges

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                           WENDY'S INTERNATIONAL, INC.
                        CORPORATE / FINANCIAL INFORMATION
                        ---------------------------------

1997 SUMMARY INFORMATION, YEAR ENDED DEC. 28, 1997
($ in thousands, except per share amounts)

                                           BASIC    DILUTED
4TH QUARTER                                EPS      EPS
-----------------------------------------------------------
Pro forma net income           $ 45,900     0.35     0.34
Non-recurring charges, net      (50,000)   (0.38)   (0.37)
                               --------    -----    -----
Net income (loss)                (4,100)   (0.03)   (0.03)


4TH QUARTER HIGHLIGHTS
o    Systemwide sales were $1.5 billion, up 8.3%.
o Retail sales were $403 million, up 1.6% (retail sales growth was affected by fewer company stores).
o    Revenues were $513 million, up 4.9%.
o AUVs at company operated Wendy's in the U.S. were up 3.2% versus 6.6% a year ago while AUVs at franchised units increased 1.5% for the quarter.
o Margins at company operated Wendy's in the U.S. improved to 14.0% compared to 13.1% a year ago despite higher weather-related produce costs.
o    Same-store sales at Tim Hortons in Canada increased 10.2%.
o    Pretax gains from franchising Wendy's units were $25.4 million

                                           BASIC    DILUTED
FULL YEAR 1997                             EPS      EPS
-----------------------------------------------------------
Pro forma net income           $180,500     1.37     1.33
Non-recurring charges, net      (50,000)   (0.38)   (0.36)
                               --------    -----    -----
Net income                      130,500     0.99     0.97


FULL YEAR 1997 HIGHLIGHTS
o    Systemwide sales were $6.0 billion, up 10.5%.
o AUVs at company operated units increased 5.9% to a record $1.11 million while AUVs at franchised units were up 4.0%.
o AUVs at company operated Wendy's in the U.S. have increased for 20 consecutive months and 11 consecutive years.
o    Wendy's gained 0.5% share of the U.S. QSR hamburger market in 1997.
o Tim Hortons gained 0.3% share of the Canadian QSR market and has 47.9% percent of the Canadian QSR coffee and donut market.
o Margins at company operated Wendy's in the U.S. increased to 14.8%, up 150 basis points from 13.3% in 1996.
o    Same-store sales at Tim Hortons in Canada increased 8.0%.
o    Pretax gains from franchising Wendy's units were $81 million.

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STORE DEVELOPMENT RESULTS
A systemwide total of 584 new Wendy's and Tim Hortons' stores opened in 1997 and an additional 105 units were under construction at year end. A total of 115 units were closed during the year (96 domestic and international Wendy's and 19 Tim Hortons).

                           1997                                1998
                                                  OPEN         PLANNED
                           OPENED  U/C            YEAR-END     TO OPEN
                           ----------------------------------------------
Domestic Wendy's           266      51 = 317      4,575        270 to 280
International Wendy's      105      16 = 121        632        100 to 105
Tim Hortons                213      38 = 251      1,578        200 to 205
                           ---     ---   ---      -----        ----------
                           584     105 = 689      6,785        570 to 590

o The 5,207 total Wendy's open at year end included 1,202 company owned units and 4,005 franchised units.
o Tim Hortons plans to close during 1998 up to 60 self-serve kiosks in Esso convenience outlets in Canada.



ANALYST CONTACT:
John D. Barker
614-764-3044 or 614-764-3251

MEDIA CONTACT:
Denny Lynch
614-764-3553

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                          SAFE HARBOR UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

COMPETITION. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, and type and quality of food. The Company and its franchisees compete with international, regional, and local organizations primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

ECONOMIC, MARKET AND OTHER CONDITIONS. The quick-service restaurant industry is affected by changes in national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to, franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

IMPORTANCE OF LOCATIONS. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

GOVERNMENT REGULATION. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination, and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

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GROWTH PLANS. The Company plans to significantly increase the number of systemwide Wendy's and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable. The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

INTERNATIONAL OPERATIONS. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

DISPOSITION OF RESTAURANTS. The disposition of Company-operated restaurants to new or existing franchisees is part of the Company strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The expectation of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

The non-recurring charge recorded in the fourth quarter of 1997 includes $35 million related to the closure or sale of restaurants to franchisees and the disposition of surplus properties. The actual loss incurred from these activities could vary significantly from the Company's estimate due to many of the factors set forth above.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

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